Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Mid-Southern Bancorp, Inc.’s Registration Statement on Form S-8 (Nos. 333-226919 and 333-238774) of our report dated March 26, 2021 relating to the consolidated financial statements, contained in this Annual Report on Form 10-K for Mid-Southern Bancorp, Inc. for the year ended December 31, 2020.

/s/ Monroe Shine & Co., Inc.

New Albany, Indiana
March 26, 2021